UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2022

Commission File Number	Name of Registrant, Address of Principal Executive Offices and Telephone Number	State of Incorporation	IRS Employer Identification No.
1-16681	Spire Inc. 700 Market Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504
2-38960	Spire Alabama Inc. 605 Richard Arrington Blvd N Birmingham, AL 35203 205-326-8100	Alabama	63-0022000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act (only applicable to Spire Inc.):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock $1.00 par value	SR	New York Stock Exchange LLC

Depositary Shares, each representing a 1/1,000th interest in a share of 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $25.00 per share	SR.PRA	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure required by this item is included under Item 2.03 below and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 13, 2022, Spire Alabama Inc. (“Spire Alabama”), a wholly owned subsidiary of Spire Inc., entered into the Fifth Supplement to Master Note Purchase Agreement, dated as of October 13, 2022 (the “Fifth Supplement”) among Spire Alabama and certain institutional investors (“Note Purchasers”). Pursuant to the terms of the Fifth Supplement, Spire Alabama issued and sold (i) $90 million in aggregate principal amount of its Series 2022A Senior Notes (“Series 2022A Notes”) and (ii) $85 million in aggregate principal amount of its Series 2022B Notes (“Series 2022B Notes”, and together with the Series 2022A Notes, the “Notes”) to the Note Purchasers in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Series 2022A Notes bear interest at a rate per annum of 5.32% payable semi-annually on the 15th day of April and October of each year commencing on April 15, 2023, and the maturity date of the Series 2022A Notes will be October 15, 2029. The Series 2022B Notes bear interest at a rate per annum of 5.41% payable semi-annually on the 15th day of April and October of each year commencing on April 15, 2023, and the maturity date of the Series 2022A Notes will be October 15, 2032.

The Notes are senior unsecured obligations of Spire Alabama and rank equal in right to payment with all other senior unsecured indebtedness of Spire Alabama. Spire Alabama will use the proceeds from the sale of Notes to refinance existing debt and for general corporate purposes.

A copy of the Fifth Supplement is attached to this Current Report on Form 8-K as Exhibit 4.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 4.1.

Also on October 13, 2022, Spire Gulf Inc. (“Spire Gulf”), a wholly owned subsidiary of Spire Inc., entered into a Bond Purchase Agreement, dated as of October 13, 2022 (“Bond Purchase Agreement”) among Spire Gulf and certain institutional investors (“Bond Purchasers”). Pursuant to the Bond Purchase Agreement, Spire Gulf sold $30 million in aggregate principal amount of its First Mortgage Bonds, 5.61% Series due October 15, 2037 (the “Bonds”) to the Bond Purchasers in a private placement exempt from registration under the Securities Act.

The Bonds bear interest at a rate per annum of 5.61% payable semi-annually on the 15th day of April and October of each year commencing on April 15, 2023, and have a maturity date of October 15, 2037.

The Bonds were issued and secured by the Second Supplemental Indenture, dated as of October 13, 2022 (the “Second Supplemental Indenture”), between Spire Gulf and Regions Bank as Trustee, to the Amended and Restated Indenture of Mortgage dated as of September 1, 2011 (the “Amended and Restated Indenture”). The Bonds rank pari passu, without preference or priority, with all other series of First Mortgage Bonds issued by Spire Gulf. Spire Gulf will use the proceeds from the sale of the Bonds to refinance existing short-term debt and for additional corporate and working capital purposes.

The Second Supplemental Indenture contains collateral fall away provisions whereby, subject to Spire Gulf's compliance with certain conditions, Spire Gulf may elect to exchange the Bonds, which are secured, for unsecured notes. To effect such exchange, Spire Gulf must cause other bonds issued under the above Amended and Restated Indenture to be either repaid in full or to be likewise exchanged for unsecured notes. Any such exchange would not affect the interest rate, maturity or other economic terms of the Bonds.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1	Fifth Supplement to Master Note Purchase Agreement, dated as of October 13, 2022, between Spire Alabama Inc. and certain institutional investors
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spire Inc.
Date:	October 19, 2022	By:	/s/ Adam W. Woodard
Adam W. Woodard Vice President and Treasurer

Spire Alabama Inc.
Date:	October 19, 2022	By:	/s/ Adam W. Woodard
Adam W. Woodard Chief Financial Officer and Treasurer